Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Filton
	Chief Financial Officer	July 27, 2011
610-768-3300

UNIVERSAL HEALTH SERVICES, INC. REPORTS

2011 SECOND QUARTER FINANCIAL RESULTS

Consolidated Results of Operations – Three-month periods ended June 30, 2011 and 2010:

KING OF PRUSSIA, PA – Universal Health Services, Inc. (NYSE: UHS) announced today that net income attributable to UHS was $103.6 million, or $1.04 per diluted share, during the second quarter of 2011 as compared to $65.6 million, or $.67 per diluted share, during the comparable prior year quarter. After adjusting the reported results for last year’s second quarter to neutralize the impact of the below-mentioned adjustments (no such adjustments were applicable to the second quarter of 2011), our adjusted net income attributable to UHS during the second quarter of 2010 was $66.7 million, or $.68 per diluted share.

Net revenues increased 42% to $1.90 billion during the second quarter of 2011 as compared to $1.34 billion during the second quarter of 2010. The increase in net revenues during the second quarter of 2011, as compared to the comparable quarter of the prior year, was due primarily to the revenues generated at the behavioral health care facilities acquired from Psychiatric Solutions, Inc. (“PSI”) in November, 2010.

“Despite the challenges of the weak economy which has continued to keep the demand for our acute care services muted, we are pleased with our improving payor mix trends and encouraged by the contribution of the large capital projects we’ve undertaken over the last few years”, said Alan B. Miller, Chief Executive Officer. “Meanwhile the fundamentals of our behavioral health business remain robust and the integration of our recent acquisition is tracking very positively.”

Consolidated Results of Operations – Six-month periods ended June 30, 2011 and 2010:

During the six-month period ended June 30, 2011, net income attributable to UHS was $217.8 million, or $2.20 per diluted share, as compared to $137.4 million, or $1.40 per diluted share, during the comparable prior year period. After adjusting the reported results for the first six months of last year to neutralize the impact of the below-mentioned adjustments (no such adjustments were applicable to the results for the first six months of 2011), our adjusted net income attributable to UHS during the six-month period ended June 30, 2010 was $138.5 million, or $1.41 per diluted share.

Net revenues increased 42% to $3.81 billion during the six-month period ended June 30, 2011 as compared to $2.69 billion during the first six months of 2010. The increase in net revenues during the first six months of 2011, as compared to the comparable prior year period, was due primarily to the revenues generated at the behavioral health care facilities acquired from PSI in November, 2010.

As indicated on the attached Schedules of Non-GAAP Supplemental Consolidated Statements of Income Information (“Supplemental Schedules”), included in our net income attributable to UHS during the three and six-month periods ended June 30, 2010, was a net loss of $1.1 million, or $.01 per diluted share, consisting of: (i) a favorable after-tax adjustment of $10.2 million, or $.10 per diluted share, resulting from a reduction to our professional and general liability self-insurance reserves relating to years prior to 2010 based upon a reserve analysis, offset by; (ii) the unfavorable after-tax impact of $11.3 million, or $.11 per diluted share, resulting from the recording of transaction fees incurred in connection with our acquisition of PSI.

Acute Care Services – Three and six-month periods ended June 30, 2011 and 2010:

At our acute care hospitals owned during both periods (“same facility basis”), adjusted admissions (adjusted for outpatient activity) decreased 0.9% while adjusted patient days increased 1.6% during the second quarter of 2011, as compared to the second quarter of 2010. Net revenues at these facilities increased 6.1% during the second quarter of 2011 as compared to the comparable quarter of the prior year. At these facilities, net revenue per adjusted admission increased 7.1% while net revenue per adjusted patient day increased 4.4% during the second quarter of 2011 as compared to the comparable quarter of the prior year. On a same facility basis, the operating margin (net revenues less salaries, wages and benefits, other operating expenses, supplies expense and provision for doubtful accounts) at our acute care hospitals increased to 15.0% during the second quarter of 2011 as compared to 14.2% during the second quarter of 2010. The increased operating margin was due primarily to improved payor mix, higher acuity and strong commercial insurance pricing.

During the six-month period ended June 30, 2011, on a same facility basis, adjusted admissions decreased 0.2% while adjusted patient days increased 1.9% as compared to the comparable period of the prior year. Net revenues at these facilities increased 6.3% during the first six months of 2011 as compared to the comparable period of the prior year. At these facilities, net revenue per adjusted admission increased 6.5% while net revenue per adjusted patient day increased 4.4% during the first six months of 2011 as compared to the comparable period of the prior year. On a same facility basis, the operating margin at our acute care hospitals increased to 16.5% during the first six months of 2011 as compared to 15.2% during the comparable period of the prior year.

We provide care to patients who meet certain financial or economic criteria without charge or at amounts substantially less than our established rates. Because we do not pursue collection of amounts determined to qualify as charity care, they are not reported in net revenues or in accounts receivable, net. Our acute care hospitals provided charity care and uninsured discounts, based on charges at established rates, amounting to $239 million and $190 million during the three-month periods ended June 30, 2011 and 2010, respectively, and $462 million and $366 million during the six-month periods ended June 30, 2011 and 2010, respectively.

Behavioral Health Care Services – Three and six-month periods ended June 30, 2011 and 2010:

At our behavioral health care facilities, on a same facility basis, adjusted admissions increased 7.1% while adjusted patient days increased 3.0% during the second quarter of 2011 as compared to the second quarter of 2010. Net revenues at these facilities increased 6.2% during the second quarter of 2011 as compared to the comparable quarter in the prior year. At these facilities, net revenue per adjusted admission decreased 0.1% while net revenue per adjusted patient day increased 3.8% during the second quarter of 2011 as compared to the comparable quarter of the prior year. The operating margin at our behavioral health care facilities owned during both periods decreased to 26.7% during the second quarter of 2011 as compared to 27.4% during the second quarter of 2010.

During the six-month period ended June 30, 2011, on a same facility basis, adjusted admissions increased 6.9% while adjusted patient days increased 2.5% as compared to the comparable six-month period of the prior year. Net revenues at these facilities increased 6.3% during the first six months of 2011 as compared to the comparable period in the prior year. At these facilities, net revenue per adjusted admission decreased 0.2% while net revenue per adjusted patient day increased 4.1% during the first six months of 2011 as compared to the comparable prior year period. The operating margin at our behavioral health care facilities owned during both periods decreased to 26.5% during the first six months of 2011 as compared to 26.8% during the comparable period in the prior year.

Conference Call Information:

We will hold a conference call for investors and analysts at 9:00 a.m. (eastern time) on July 28, 2011. The dial-in number is 1-877-648-7971. A digital recording of the conference call will be available two hours after the completion of the conference call on July 28, 2011 and will continue through midnight on August 11, 2011. The recording can be accessed by calling 1-800-642-1687 and entering the pass code 78569408. A live broadcast of the call will be available on our web site at www.uhsinc.com. The webcast will also be available through Thompson StreetEvents Network at www.earnings.com or www.streetevents.com, a password-protected event management site for institutional investors.

General Information, Forward-Looking Statements and Risk Factors and Non-GAAP Financial Measures:

Universal Health Services, Inc. (“UHS”) is one of the nation’s largest hospital companies, operating acute care hospitals, behavioral health facilities and ambulatory centers throughout the United States, Puerto Rico and the U.S. Virgin Islands. It acts as the advisor to Universal Health Realty Income Trust, a real estate investment trust (NYSE:UHT). For additional information on the Company, visit our web site: http://www.uhsinc.com.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those disclosed herein, those related to healthcare industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth in Item 1A-Risk Factors and in Item 7-Forward-Looking Statements and Risk Factors in our Form 10-K for the year ended December 31, 2010 and in Item 2-Forward Looking Statements and Risk Factors in our Form 10-Q for the quarterly period ended March 31, 2011), may cause the results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine our future results are beyond our capability to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

We believe that operating income, operating margin, adjusted net income attributable to UHS, adjusted net income attributable to UHS per diluted share and earnings before interest, taxes, depreciation and amortization (“EBITDA”), which are non-GAAP financial measures (“GAAP” is

Generally Accepted Accounting Principles in the United States of America), are helpful to our investors as measures of our operating performance. In addition, we believe that, when applicable, comparing and discussing our financial results based on these measures, as calculated, is helpful to our investors since it neutralizes the effect in each year of items that are nonrecurring or non-operational in nature including items such as, but not limited to, gains on sales of assets and businesses, reserves for settlements, legal judgments and lawsuits and other amounts that may be reflected in the current or prior year financial statements that relate to prior periods. To obtain a complete understanding of our financial performance these measures should be examined in connection with net income, determined in accordance with GAAP, as presented in the condensed consolidated financial statements and notes thereto in this report or in our other filings with the Securities and Exchange Commission including our Report on Form 10-K for the year ended December 31, 2010 and Report on Form 10-Q for the quarterly period ended March 31, 2011. Since the items included or excluded from these measures are significant components in understanding and assessing financial performance under GAAP, these measures should not be considered to be alternatives to net income as a measure of our operating performance or profitability. Since these measures, as presented, are not determined in accordance with GAAP and are thus susceptible to varying calculations, they may not be comparable to other similarly titled measures of other companies. Investors are encouraged to use GAAP measures when evaluating our financial performance.

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Universal Health Services, Inc.

Consolidated Statements of Income

(in thousands, except per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Net revenues	$1,902,234	$1,338,315	$3,812,762	$2,685,468

Operating charges:
Salaries, wages and benefits	852,078	563,552	1,697,942	1,142,478
Other operating expenses	354,835	249,114	704,281	496,142
Supplies expense	205,594	179,926	412,764	363,742
Provision for doubtful accounts	160,917	143,764	314,033	269,154
Depreciation and amortization	73,234	54,025	144,585	107,536
Lease and rental expense	23,339	18,185	46,507	36,119

	1,669,997	1,208,566	3,320,112	2,415,171

Income from operations	232,237	129,749	492,650	270,297

Interest expense, net	49,808	12,277	106,225	24,654

Income before income taxes	182,429	117,472	386,425	245,643

Provision for income taxes	66,395	41,057	140,404	86,466

Net income	116,034	76,415	246,021	159,177

Less: Income attributable to noncontrolling interests	12,385	10,843	28,179	21,786

Net income attributable to UHS	$103,649	$65,572	$217,842	$137,391

Basic earnings per share attributable to UHS (a)	$1.06	$0.68	$2.23	$1.42

Diluted earnings per share attributable to UHS (a)	$1.04	$0.67	$2.20	$1.40

Universal Health Services, Inc.

Footnotes to Consolidated Statements of Income

(in thousands, except per share amounts)

(unaudited)

	Three months		Six months
	ended June 30,		ended June 30,
	2011	2010	2011	2010

(a) Earnings per share calculation:

Basic and diluted:
Net income attributable to UHS	$103,649	$65,572	$217,842	$137,391
Less: Net income attributable to unvested restricted share grants	(126)	(278)	(275)	(593)

Net income attributable to UHS - basic and diluted	$103,523	$65,294	$217,567	$136,798

Weighted average number of common shares - basic	97,563	96,703	97,472	96,621

Basic earnings per share attributable to UHS:	$1.06	$0.68	$2.23	$1.42

Weighted average number of common shares	97,563	96,703	97,472	96,621
Add: Other share equivalents	1,695	1,351	1,591	1,131

Weighted average number of common shares and equiv. - diluted	99,258	98,054	99,063	97,752

Diluted earnings per share attributable to UHS:	$1.04	$0.67	$2.20	$1.40

Universal Health Services, Inc.

Schedule of Non-GAAP Supplemental Consolidated Statements of Income Information (“Supplemental Schedule”)

For the three months ended June 30, 2011 and 2010

(in thousands, except per share amounts)

(unaudited)

Calculation of “EBITDA”

	Three months ended June 30, 2011		Three months ended June 30, 2010

Net revenues	$1,902,234	100.0%	$1,338,315	100.0%

Operating charges:
Salaries, wages and benefits	852,078	44.8%	563,552	42.1%
Other operating expenses	354,835	18.7%	249,114	18.6%
Supplies expense	205,594	10.8%	179,926	13.4%
Provision for doubtful accounts	160,917	8.5%	143,764	10.7%

	1,573,424	82.7%	1,136,356	84.9%

Operating income/margin (“EBITDAR”)	328,810	17.3%	201,959	15.1%

Lease and rental expense	23,339		18,185
Income attributable to noncontrolling interests	12,385		10,843

Earnings before, depreciation and amortization, interest expense, and income taxes (“EBITDA”)	293,086		172,931

Depreciation and amortization	73,234		54,025
Interest expense, net	49,808		12,277

Income before income taxes attributable to UHS	170,044		106,629

Provision for income taxes	66,395		41,057

Net income attributable to UHS	$103,649		$65,572

Calculation of Adjusted Net Income Attributable to UHS

	Three months ended June 30, 2011		Three months ended June 30, 2010
		Per		Per
	Amount	Diluted Share	Amount	Diluted Share
Calculation of Adjusted Net Income Attributable to UHS
Net income attributable to UHS	$103,649	$1.04	$65,572	$0.67
Plus/minus adjustments:
Reduction of reserves relating to prior years for professional and general liability self-insured claims, net of income taxes	—	—	(10,198)	(0.10)
Acquisition transaction costs, net of income taxes	—	—	11,288	0.11

Subtotal after-tax adjustments to net income attributable to UHS	—	—	1,090	0.01

Adjusted net income attributable to UHS	$103,649	$1.04	$66,662	$0.68

Universal Health Services, Inc.

Schedule of Non-GAAP Supplemental Consolidated Statements of Income Information (“Supplemental Schedule”)

For the six months ended June 30, 2011 and 2010

(in thousands, except per share amounts)

(unaudited)

Calculation of “EBITDA”

	Six months ended June 30, 2011		Six months ended June 30, 2010

Net revenues	$3,812,762	100.0%	$2,685,468	100.0%

Operating charges:
Salaries, wages and benefits	1,697,942	44.5%	1,142,478	42.5%
Other operating expenses	704,281	18.5%	496,142	18.5%
Supplies expense	412,764	10.8%	363,742	13.5%
Provision for doubtful accounts	314,033	8.2%	269,154	10.0%

	3,129,020	82.1%	2,271,516	84.6%

Operating income/margin (“EBITDAR”)	683,742	17.9%	413,952	15.4%

Lease and rental expense	46,507		36,119
Income attributable to noncontrolling interests	28,179		21,786

Earnings before, depreciation and amortization, interest expense, and income taxes (“EBITDA”)	609,056		356,047

Depreciation and amortization	144,585		107,536
Interest expense, net	106,225		24,654

Income before income taxes attributable to UHS	358,246		223,857

Provision for income taxes	140,404		86,466

Net income attributable to UHS	$217,842		$137,391

Calculation of Adjusted Net Income Attributable to UHS

	Six months ended June 30, 2011		Six months ended June 30, 2010
	Amount	Per Diluted Share	Amount	Per Diluted Share
Calculation of Adjusted Net Income Attributable to UHS
Net income attributable to UHS	$217,842	$2.20	$137,391	$1.40
Plus/minus adjustments:
Reduction of reserves relating to prior years for professional and general liability self-insured claims, net of income taxes	—	—	(10,198)	(0.10)
Acquisition transaction costs, net of income taxes	—	—	11,288	0.11

Subtotal after-tax adjustments to net income attributable to UHS	—	—	1,090	0.01

Adjusted net income attributable to UHS	$217,842	$2.20	$138,481	$1.41

Universal Health Services, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$34,816	$29,474
Accounts receivable, net	913,742	837,820
Supplies	95,550	94,330
Other current assets	91,223	130,060
Deferred income taxes	121,441	120,834
Assets of facilities held for sale	111,334	118,598

Total current assets	1,368,106	1,331,116

Property and equipment	4,917,119	4,853,972
Less: accumulated depreciation	(1,698,776)	(1,601,005)

	3,218,343	3,252,967

Other assets:
Goodwill	2,607,283	2,589,914
Deferred charges	120,378	108,660
Other	251,643	245,279

	$7,565,753	$7,527,936

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$2,541	$3,449
Accounts payable and accrued liabilities	768,997	819,334
Liabilities of facilities held for sale	4,014	3,516
Federal and state taxes	8,983	0

Total current liabilities	784,535	826,299

Other noncurrent liabilities	402,737	380,649
Long-term debt	3,750,928	3,912,102
Deferred income taxes	179,708	173,354

Redeemable noncontrolling interest	214,679	211,761

UHS common stockholders’ equity	2,186,107	1,978,772
Noncontrolling interest	47,059	44,999

Total equity	2,233,166	2,023,771

	$7,565,753	$7,527,936

Universal Health Services, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six months ended June 30,
	2011	2010

Cash Flows from Operating Activities:
Net income	$246,021	$159,177
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	144,949	107,536
Gain on sale of assets and businesses	0	(1,993)
Stock-based compensation expense	8,665	8,327
Changes in assets & liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(77,661)	(16,523)
Accrued interest	(2,309)	(1,757)
Accrued and deferred income taxes	55,420	3,946
Other working capital accounts	(48,417)	(15,753)
Other assets and deferred charges	11,525	1,484
Other	3,468	(4,513)
Accrued insurance expense, net of commercial premiums paid	47,480	15,491
Payments made in settlement of self-insurance claims	(33,365)	(27,698)

Net cash provided by operating activities	355,776	227,724

Cash Flows from Investing Activities:
Property and equipment additions, net of disposals	(116,240)	(121,640)
Proceeds received from sale of assets and businesses	2,041	5,000
Costs incurred for purchase and implementation of electronic health records application	(11,416)	(8,354)

Net cash used in investing activities	(125,615)	(124,994)

Cash Flows from Financing Activities:
Reduction of long-term debt	(200,566)	(77,974)
Additional borrowings	36,000	0
Financing costs	(23,534)	0
Repurchase of common shares	(6,163)	(3,703)
Dividends paid	(9,763)	(9,693)
Issuance of common stock	2,408	3,833
Profit distributions to noncontrolling interests	(23,201)	(12,336)
Proceeds from sale of noncontrolling interest in majority owned business	0	300

Net cash used in financing activities	(224,819)	(99,573)

Increase in cash and cash equivalents	5,342	3,157
Cash and cash equivalents, beginning of period	29,474	9,180

Cash and cash equivalents, end of period	$34,816	$12,337

Supplemental Disclosures of Cash Flow Information:
Interest paid	$102,213	$29,783

Income taxes paid, net of refunds	$83,532	$79,943

Universal Health Services, Inc.

Supplemental Statistical Information

(un-audited)

Same Facility:	% Change Quarter Ended 6/30/2011	% Change 6 months ended 6/30/2011

Acute Care Hospitals
Revenues	6.1%	6.3%
Adjusted Admissions	-0.9%	-0.2%
Adjusted Patient Days	1.6%	1.9%
Revenue Per Adjusted Admission	7.1%	6.5%
Revenue Per Adjusted Patient Day	4.4%	4.4%

Behavioral Health Hospitals

Revenues	6.2%	6.3%
Adjusted Admissions	7.1%	6.9%
Adjusted Patient Days	3.0%	2.5%
Revenue Per Adjusted Admission	-0.1%	-0.2%
Revenue Per Adjusted Patient Day	3.8%	4.1%

UHS Consolidated	Second Quarter Ended		Six months Ended
	6/30/2011	6/30/2010	6/30/2011	6/30/2010

Revenues	$1,902,234	$1,338,315	$3,812,762	$2,685,468
EBITDA (1)	293,086	172,931	609,056	356,047
EBITDA Margin (1)	15.4%	12.9%	16.0%	13.3%

Cash Flow From Operations	172,599	88,265	355,776	227,724
Days Sales Outstanding	44	42	43	42
Capital Expenditures	59,682	59,064	116,240	121,640

Debt			3,753,469	883,376
UHS Shareholders Equity			2,186,107	1,877,365
Debt / Total Capitalization			63.2%	32.0%
Debt / EBITDA (2)			3.79	1.30
Debt / Cash From Operations (2)			5.96	1.89

Acute Care EBITDAR Margin (3)	15.0%	14.2%	16.5%	15.2%
Behavioral Health EBITDAR Margin (3)	25.6%	27.8%	25.5%	26.7%

(1)	Net of Minority Interest and before prior year self insurance reserve adjustments (net of taxes) booked in 2010 and transaction related expenses (net of taxes) booked in 2010
(2)	Latest 4 quarters
(3)	Before Corporate overhead allocation, minority interest and prior year self insurance reserve adjustment booked in 2010

UNIVERSAL HEALTH SERVICES, INC.

SELECTED HOSPITAL STATISTICS

FOR THE THREE MONTHS ENDED

JUNE 30, 2011

AS REPORTED:

	ACUTE			BEHAVIORAL HEALTH
	06/30/11	06/30/10	% change	06/30/11	06/30/10	% change

Hospitals owned and leased	21	21	0.0%	177	82	115.9%
Average licensed beds	5,704	5,689	0.3%	19,404	7,980	143.2%
Patient days	286,251	286,230	0.0%	1,322,126	544,629	142.8%
Average daily census	3,145.8	3,145.4	0.0%	14,528.9	5,984.9	142.8%
Occupancy-licensed beds	55.1%	55.3%	-0.3%	74.9%	75.0%	-0.2%
Admissions	64,575	66,208	-2.5%	90,530	36,573	147.5%
Length of stay	4.4	4.3	2.5%	14.6	14.9	-1.9%

Inpatient revenue	$3,013,142	$2,624,502	14.8%	$1,404,643	$554,141	153.5%
Outpatient revenue	1,415,059	1,171,634	20.8%	157,748	81,987	92.4%
Total patient revenue	4,428,201	3,796,136	16.7%	1,562,391	636,128	145.6%
Other revenue	18,613	19,187	-3.0%	35,323	7,224	389.0%
Gross hospital revenue	4,446,814	3,815,323	16.6%	1,597,714	643,352	148.3%

Total deductions	3,413,790	2,841,313	20.1%	734,460	286,344	156.5%

Net hospital revenue	$1,033,024	$974,010	6.1%	$863,254	$357,008	141.8%

SAME FACILITY:

	ACUTE			BEHAVIORAL HEALTH (1)
	06/30/11	06/30/10	% change	06/30/11	06/30/10	% change

Hospitals owned and leased	21	21	0.0%	81	81	0.0%
Average licensed beds	5,704	5,689	0.3%	8,071	7,866	2.6%
Patient days	286,251	286,230	0.0%	553,134	536,873	3.0%
Average daily census	3,145.8	3,145.4	0.0%	6,078.4	5,899.7	3.0%
Occupancy-licensed beds	55.1%	55.3%	-0.3%	75.3%	75.0%	0.4%
Admissions	64,575	66,208	-2.5%	39,173	36,558	7.2%
Length of stay	4.4	4.3	2.5%	14.1	14.7	-3.8%

(1)	Pennsylvania Clinical School is excluded in both current and prior years. Facilities acquired in acquisition of Psychiatric Solutions are excluded in both current and prior years.

UNIVERSAL HEALTH SERVICES, INC.

SELECTED HOSPITAL STATISTICS

FOR THE SIX MONTHS ENDED

JUNE 30, 2011

AS REPORTED:

	ACUTE			BEHAVIORAL HEALTH
	06/30/11	06/30/10	% change	06/30/11	06/30/10	% change

Hospitals owned and leased	21	21	0.0%	177	82	115.9%
Average licensed beds	5,700	5,689	0.2%	19,400	7,975	143.3%
Patient days	593,621	591,924	0.3%	2,621,398	1,083,379	142.0%
Average daily census	3,279.7	3,270.3	0.3%	14,403.3	5,952.6	142.0%
Occupancy-licensed beds	57.5%	57.5%	0.1%	74.2%	74.6%	-0.5%
Admissions	132,513	134,846	-1.7%	180,093	72,930	146.9%
Length of stay	4.5	4.4	2.1%	14.6	14.9	-2.0%

Inpatient revenue	$6,235,389	$5,407,933	15.3%	$2,795,844	$1,098,922	154.4%
Outpatient revenue	2,785,177	2,288,559	21.7%	307,343	159,964	92.1%
Total patient revenue	9,020,566	7,696,492	17.2%	3,103,187	1,258,886	146.5%
Other revenue	35,967	34,990	2.8%	69,531	15,632	344.8%
Gross hospital revenue	9,056,533	7,731,482	17.1%	3,172,718	1,274,518	148.9%

Total deductions	6,969,216	5,768,161	20.8%	1,459,161	568,328	156.7%

Net hospital revenue	$2,087,317	$1,963,321	6.3%	$1,713,557	$706,190	142.6%

SAME FACILITY:

	ACUTE			BEHAVIORAL HEALTH (1)
	06/30/11	06/30/10	% change	06/30/11	06/30/10	% change

Hospitals owned and leased	21	21	0.0%	81	81	0.0%
Average licensed beds	5,700	5,689	0.2%	8,035	7,861	2.2%
Patient days	593,621	591,924	0.3%	1,094,941	1,067,140	2.6%
Average daily census	3,279.7	3,270.3	0.3%	6,049.4	5,895.8	2.6%
Occupancy-licensed beds	57.5%	57.5%	0.1%	75.3%	75.0%	0.4%
Admissions	132,513	134,846	-1.7%	77,989	72,902	7.0%
Length of stay	4.5	4.4	2.1%	14.0	14.6	-4.1%

(1)	Pennsylvania Clinical School is excluded in both current and prior years. Facilities acquired in acquisition of Psychiatric Solutions are excluded in both current and prior years.